Exhibit 99.1

FINAL: FOR IMMEDIATE RELEASE

Contact:	Media Relations: Sarah McAuley, (617) 532.8195, news@enernoc.com
Investor Relations: Will Lyons, (617) 532.8104, ir@enernoc.com

EnerNOC Appoints Arthur W. Coviello, Jr. to Board of Directors

BOSTON, MA, June 26, 2008 – EnerNOC, Inc. (NASDAQ: ENOC), a leading developer and provider of clean and intelligent energy solutions, today announced that it has appointed Arthur W. Coviello, Jr. to its Board of Directors, where he will also serve as a member of the Company’s Audit Committee. Mr. Coviello, formerly the CEO of RSA Security, Inc. (RSA), brings more than 30 years of strategic, operating and financial management experience in high technology companies, predominantly high growth public companies like EnerNOC.

After six years as CEO of publicly traded RSA (NASDAQ: RSAS), Mr. Coviello became Executive Vice President, EMC Corporation (NYSE: EMC) and President, RSA, the Security Division of EMC, when EMC acquired RSA in 2006 for $2.1 billion. He is an expert in security technologies, and was a driving force in growing RSA’s revenue from $25 million in 1995 to revenues of more than a half billion in 2007. In addition to his financial management experience, Mr. Coviello’s software and services experience is an asset as EnerNOC continues to build out its international demand response network.

“EnerNOC is at the forefront of the evolution to a more intelligent, responsive electricity grid, and as the adoption of these technologies meets critical scale, robust secure solutions become even more important to EnerNOC’s customers and the nation at large,” said Mr. Coviello. “It’s a privilege to join a company like EnerNOC, which is helping to drive this transformation of our nation’s energy infrastructure. I look forward to working closely with EnerNOC’s existing board members and management team to help usher the company through its next phase of growth.”

“Art has extensive experience in building companies from early stage through growth to market leadership. He has a well established reputation in the technology world, both here in Boston as well as on a global scale, and he is well respected on Wall Street for his ability to guide a company to sustainable profitability,” said Tim Healy, chairman and CEO of EnerNOC. “He is a valuable addition to our team, and we look forward to working together to build EnerNOC into the premier brand in energy management.”

Mr. Coviello currently serves as Co-Chair of TechNet New England and also serves on the Board of Directors at Crossbeam Systems. Mr. Coviello graduated magna cum laude from the University of Massachusetts.

About EnerNOC

EnerNOC, Inc. is a leading developer and provider of clean and intelligent energy solutions to commercial, institutional and industrial customers, as well as electric power grid operators and utilities. EnerNOC’s technology-enabled demand response and energy management solutions help optimize the balance of electric supply and demand. The Company uses its Network Operations Center, or NOC, to remotely manage and reduce electricity consumption across a network of commercial, institutional and industrial customer sites and make demand response capacity and energy available to grid operators and utilities on demand. For more information, visit www.enernoc.com.

Safe Harbor Statement

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to the future growth and success of the Company’s demand response and energy management solutions, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to under the section “Risk Factors” in EnerNOC’s Quarterly Report on Form 10-Q for the period ended March 31, 2008, as filed with the Securities and Exchange Commission on May 13, 2008, as well as other documents that may be filed by EnerNOC from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. EnerNOC is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.